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Exhibit 99-7(b): Consent of Independent Auditors -- Ernst & Young LLP (Hartford)

                         Consent of Independent Auditors

The Board of Directors of ING Life Insurance and Annuity Company and Subsidiaries and the Contractholders of Variable Life Account C

We consent to the use of our reports dated January 31, 2002, with respect to the consolidated financial statements and schedules of ING Life Insurance and Annuity Company and Subsidiaries (formerly Aetna Life Insurance and Annuity Company and Subsidiaries and hereafter referred to as ILIAC) and February 8, 2002, with respect to the financial statements of ILIAC Variable Life Account C for the year ended December 31, 2001, included in Post-Effective Amendment No. 3 to the Registration Statement (Form S-6 No. 333-89953) and related Prospectus of ING Life Insurance and Annuity Company and Subsidiaries.

                                                            /s/Ernst & Young LLP

Hartford, Connecticut
April 18, 2002